EXHIBIT 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact: Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES INCREASE IN NET INCOME FOR THE QUARTER

(Beverly, MA) October 24, 2007—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (AMEX “BNV”) (the “Company”) and its subsidiary, Beverly National Bank (“Bank”), announced the Company’s earnings for the quarter and nine months ended September 30, 2007.

The Company reported net income for the quarter of $921,000, or basic earnings per share of $0.34 and fully diluted earnings of $0.33 per share, compared to net income of $760,000, or basic earnings per share of $0.30 and fully diluted earnings of $0.29 per share for the same quarter last year. These results represent an increase in net income of $161,000, or 21.2%, and a 13.6% increase in fully diluted earnings per share. The Company also reported net income for the nine months ended September 30, 2007 of $2.6 million, or basic earnings per share of $0.95 and fully diluted earnings of $0.94 per share, compared to net income of $2.2 million, or basic earnings per share of $1.05 and fully diluted earnings of $1.03 per share for the same period last year. These results represent an increase in net income of $393,000, or 17.7%. The decrease in the Company’s basic and fully diluted earnings per share for the nine months ended September 30, 2007, compared to the same period last year, is due to the Company’s secondary stock issuance in July 2006 and the resulting increase in the number of shares outstanding.

Net interest income after the provision for loan losses increased $134,000, or 3.6%, and $654,000, or 6.0%, for the three and nine months ended September 30, 2007, respectively, from the same periods last year. These increases were primarily the net result of an increase in interest-earning assets and the restructuring of the investment portfolio in December 2006, despite an increase in the average cost of interest-bearing liabilities. Non-interest income increased $203,000, or 19.2%, and $490,000, or 15.3%, for the three and nine months ended September 30, 2007, respectively, from the same periods last year. The improvements for the nine months ended September 30, 2007 are primarily the result of increases in other deposit fees and other income, which is comprised of recovered interest from a previously charged-off loan. Non-interest expenses increased $158,000, or 4.3%, and $778,000, or 7.1%, for the three and nine months ended September 30, 2007, respectively, from the same periods last year. Occupancy and equipment expense contributed to this increase, as the Bank incurred increases in lease payments and depreciation of improvements for the recently upgraded North Beverly location and the opening of the new Salem branch during the second quarter of 2007. Data processing fees increased due to improvements made to the Bank’s Internet banking system, a newly upgraded website, the outsourcing of the items processing operation and the costs associated with enhancing and expanding the Bank’s existing retail and commercial deposit product lines. Professional and other fees increased for the nine months ended September 30, 2007 as a result of the one-time costs associated with the implementation of a number of initiatives identified in the recently completed efficiency study and new product development. This review also resulted in increased non-interest income and a reduction in salaries and benefits expense. Other expenses were up due to additional audit and compliance costs.

The Company was also able to reduce its effective tax rate to 27.9% and 27.2% for the three and nine months ended September 30, 2007, respectively, from 30.8% and 31.1% for the same periods last year. This reduction was a result of the aforementioned restructuring of the investment portfolio, which included the Bank increasing its level of tax-exempt investment securities. The Bank has also realized an increase from last year in its portfolio of tax-exempt loans, aiding the overall reduction of the Bank’s effective tax rate.

President Fournier stated, “We are very pleased with our reported results, which continue to show strong performance improvement in a very difficult and challenging operating environment. The increase in net income over last year is very encouraging, as the efforts we have placed on emphasizing business development and operating efficiencies are beginning to flow through to the bottom line. The recent interest rate reduction by the Federal Reserve should provide us with a more stable rate environment with respect to the pricing of our core transaction accounts and maturing certificates of deposits.”

Total assets as of September 30, 2007 were $471.0 million, compared to $467.1 million at December 31, 2006, an increase of $3.9 million, or 0.8%. Loans, net of the allowance for loan losses, increased $14.7 million, or 4.9%, while cash and cash equivalents declined $12.3 million, or 48.0%, during the period. Deposits increased $5.4 million, or 1.5%, repurchase agreements decreased $5.4 million, or 33.2%, and Federal Home Loan Bank advances increased $3.9 million, or 8.2%. President Fournier stated, “We have slowed down the asset growth rate compared to recent quarters while we evaluate current market conditions and determine the asset allocation that would be most advantageous for the Company at this time. We continue to expand the loan portfolio through utilization of available funding and the reallocation of existing resources. The growth in the deposit base reflects the opening of our newest branch in Salem and the rollout of our enhanced deposit products. The strategic focus remains the growth of the loan portfolio, and funding that growth through an expanded deposit base, or other alternatives, with the lowest feasible cost available to the Bank. Our focus continues to be on maintaining the appropriate strategic direction during these challenging and uncertain economic times, and we will continue to allocate our resources to the areas that provide the most beneficial returns consistent with our commitment to the maintenance of asset quality. The emphasis on augmenting earnings through non-interest income related activities as well as a continued emphasis on maintaining operating expenses and improved efficiencies is also a major part of our strategic direction.”

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and due from banks	$8,044	$12,954
Interest-bearing demand deposits with other banks	146	1,010
Federal funds sold	5,119	11,604

Cash and cash equivalents	13,309	25,568
Investments in available-for-sale securities (at fair value)	115,734	116,181
Federal Home Loan Bank stock, at cost	3,452	3,503
Federal Reserve Bank stock, at cost	553	188
Loans, net of the allowance for loan losses of $3,554 and $3,044, respectively	317,374	302,667
Premises and equipment	7,444	6,285
Accrued interest receivable	1,969	1,840
Other assets	11,183	10,912

Total assets	$471,018	$467,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$73,024	$75,751
Interest-bearing	285,270	277,107

Total deposits	358,294	352,858
Federal Home Loan Bank advances	50,852	47,000
Securities sold under agreements to repurchase	10,941	16,372
Other liabilities	4,647	4,736

Total liabilities	424,734	420,966

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,889,925 shares as of September 30, 2007 and 2,837,240 shares as of December 31, 2006; outstanding, 2,702,665 shares as of September 30, 2007 and 2,726,835 shares as of December 31, 2006	7,225	7,093
Paid-in capital	22,320	21,772
Retained earnings	20,647	19,694
Treasury stock, at cost (178,255 shares as of September 30, 2007 and 110,405 shares as of December 31, 2006)	(2,902)	(1,495)
Unearned shares, Restricted Stock Plan (9,005 shares as of September 30, 2007)	(23)	—
Accumulated other comprehensive loss	(983)	(886)

Total stockholders’ equity	46,284	46,178

Total liabilities and stockholders’ equity	$471,018	$467,144

Book value per share	$17.13	$16.93

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
Interest and dividend income:
Interest and fees on loans	$5,271	$4,882	$15,440	$13,900
Interest on debt securities:
Taxable	1,160	1,149	3,426	3,175
Tax-exempt	120	23	339	72
Dividends on marketable equity securities	162	61	477	185
Other interest	131	32	349	46

Total interest and dividend income	6,844	6,147	20,031	17,378

Interest expense:
Interest on deposits	2,119	1,570	5,796	4,122
Interest on other borrowed funds	783	694	2,329	1,889

Total interest expense	2,902	2,264	8,125	6,011

Net interest and dividend income	3,942	3,883	11,906	11,367
Provision for loan losses	75	150	325	440

Net interest and dividend income after provision for loan losses	3,867	3,733	11,581	10,927

Noninterest income:
Income from fiduciary activities	486	424	1,427	1,344
Fees from sale of non-deposit products	60	45	190	168
Service charges on deposit accounts	157	137	452	416
Other deposit fees	198	216	700	521
Gain on sales of loans, net	—	—	6	—
Income on cash surrender value of life insurance	54	58	165	162
Other income	304	176	759	598

Total noninterest income	1,259	1,056	3,699	3,209

Noninterest expense:
Salaries and employee benefits	2,185	2,160	6,460	6,526
Director fees	68	65	233	232
Occupancy expense	389	329	1,164	1,001
Equipment expense	216	203	638	598
Data processing fees	290	208	854	602
Marketing and public relations	102	137	344	332
Professional fees	186	208	752	492
Other expense	412	380	1,249	1,133

Total noninterest expense	3,848	3,690	11,694	10,916

Income before income taxes	1,278	1,099	3,586	3,220
Income taxes	357	339	976	1,003

Net income	$921	$760	$2,610	$2,217

Comprehensive income	$1,760	$1,177	$2,513	$2,391

Earnings per share:
Weighted average shares outstanding	2,748,336	2,558,642	2,755,340	2,116,626

Weighted average diluted shares outstanding	2,764,357	2,592,186	2,770,712	2,154,128

Earnings per common share	$0.34	$0.30	$0.95	$1.05
Earnings per common share, assuming dilution	$0.33	$0.29	$0.94	$1.03
Dividends per share	$0.20	$0.20	$0.60	$0.60

The accompanying notes are an integral part of these condensed consolidated financial statements.

*Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.